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                                                                  EXHIBIT 3.1(h)


                          CERTIFICATE OF INCORPORATION

                                       OF

                              ABN INVESTMENTS INC.


                            (PURSUANT TO SECTION 102
                    OF THE DELAWARE GENERAL CORPORATION LAW)



                  THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

                  FIRST: The name of the Corporation is ABN Investments Inc.

                  SECOND: The address of its registered office in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, county of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
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                  FOURTH: The total number of shares which the Corporation is authorized to issue is 10 shares of Common Stock all of which are to have a par value of one dollar ($1.00) per share.

                  FIFTH: The name and mailing address of the sole incorporator are:

                               Ross Kaufman, Esq.
                               Coudert Brothers
                               1114 Avenue of the Americas
                               New York, New York  10036-7794

                  SIXTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, its directors and its stockholders, it is further provided that (a) the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend or repeal by-laws subject to the power of the stockholders to amend or repeal by-laws made by the Board of Directors and (b) elections of directors of the Corporation need not be by written ballot.

                  SEVENTH: To the full extent permitted by law, the Corporation shall (a) indemnify any person or such person's heirs, distributees, next of kin, successors, appointees, executors, administrators, legal representatives or assigns who was or is a party or is threatened to be made a party to any threatened, pending or completed
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action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, domestic or foreign, against expenses, attorneys' fees, court costs, judgments, fines, amounts paid in settlement and other losses actually and reasonably incurred by such person in connection with such action, suit or proceeding and (b) advance expenses incurred by an officer or director in defending such civil or criminal action, suit or proceeding to the full extent authorized or permitted by the laws of the State of Delaware upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized by Section 145 of the Delaware General Corporation Law.

                  EIGHTH: A director shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing provision shall not eliminate the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the
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director derived an improper personal benefit or (iv) under Section 174 of the
General Corporation Law of the State of Delaware.

                  NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all
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the creditors or class of creditors, and/or on all the stockholders or class of stockholders, as the case may be, and also on this Corporation.

                  TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors, officers or others are subject to this reserved power.

                  IN WITNESS WHEREOF, I have hereunto set my hand this 16th day of June, 1993.


                                                   /s/ Ross Kaufman
                                                   -----------------------------
                                                   Ross Kaufman
                                                   Incorporator